EXHIBIT 99.1

Contact: Marion Ingram	phone: 931-380-2265
Community First Bank & Trust	fax: 931-388-3188
501 S. James Campbell Blvd
Columbia, Tennessee 38401
For Immediate Release
News Release
COMMUNITY FIRST, INC. REPORTS RECORD EARNINGS;
ASSETS GROW TO $365.1 MILLION
     Community First, Inc., the holding company for Community First Bank & Trust, reported net income of $1,553,000 for the six months ended June 30, 2006 compared to $1,244,000 for the same period in 2005. Earnings per share for the six months ended June 30, 2006 and 2005 were $.54 and $.43, respectively, representing a 24.5% increase. Net income for the second quarter of 2006 was $932,000, a 41.6% increase from $658,000 for the same period in 2005. Earnings per share for the three months ended June 30, 2006 and 2005 were $.32 and $.23, respectively, representing a 41.2% increase. Net interest income increased from $4.8 million for the six months ended June 30, 2005 to $6.0 million for the six months ended June 30, 2006.
     Total assets grew to $365.1 million as of June 30, 2006, up $36.3 million, or 11.0%, from the $328.8 million reported as of December 31, 2005. Loans as of June 30, 2006 were $303.2 million, or 16.9% higher than the $259.4 million reported at December 31, 2005. Total deposits increased to $313.7 million at June 30, 2006, compared to $286.2 million reported at December 31, 2005.
“We are extremely pleased with our asset growth during the first half of 2006,” said Marc R. Lively, President and CEO of Community First. “With our continued growth in Maury County as well as the additional loan volumes of Williamson and Rutherford Counties, the bank has outperformed where we were this time last year. We anticipate maintaining our growth rate for 2006 as we cultivate relationships in our new markets.”
Community First, Inc. is the holding company for Community First Bank & Trust, a Columbia, Tennessee, commercial bank with four offices in Maury County and one office in Williamson County. The Company operates 11 ATMs in Maury County and two in Williamson County. The bank provides a comprehensive line of banking services to consumers and businesses in the Middle Tennessee area. Additional information concerning Community First can be accessed at www.cfbk.com.
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Statements that are not historical or current facts, including statements about beliefs and expectations are forward looking statements. These forward-looking statements cover, among other things, anticipated future growth trends and the future prospects of the Company. These statements include certain plans, expectations, goals, and projections, which are subject to numerous assumptions, risks, and uncertainties. All forward-looking statements included in this news release are based on information available at the time of the release and are subject to certain risk and uncertainties including, but not limited to, the Company’s ability to successful expand into Williamson County, changes in the economic conditions in the Company’s market areas, regulatory and legislature changes, competition in the Company’s market areas, and changes in interest rates. The Company assumes no obligation to update any forward-looking statement.